Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, included in Amendment No. 11 to the Registration Statement (Form N-1A, No. 811-22705) of SSGA Master Trust.

We also consent to the incorporation by reference into the Statement of Additional Information of our report, dated August 25, 2017, with respect to the financial statements of SSGA Multi-Asset Real Return Portfolio, SSGA Income Allocation Portfolio, SSGA Global Allocation Portfolio, Blackstone/GSO Senior Loan Portfolio, SSGA Ultra Short Term Bond Portfolio, State Street DoubleLine Total Return Tactical Portfolio, SSGA MFS Systematic Core Equity Portfolio, SSGA MFS Systematic Growth Equity Portfolio and SSGA MFS Systematic Value Equity Portfolio (nine of the portfolios comprising SSGA Master Trust), included in the respective Annual Reports for the year or periods ended June 30, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 23, 2017